                                                                  EXECUTION COPY

                                LETTER AMENDMENT

                                                   Dated as of May 1, 1996

To the banks, financial institutions
   and other institutional lenders
   (collectively,  the "Banks") parties
   to the Loan Agreement referred to
   below and to Citibank, N.A., as agent
   (the "Agent") for the Banks

Ladies and Gentlemen:

               We refer to the Amended and Restated Loan Agreement dated as of April 11, 1995 (as amended, supplemented or otherwise modified through the date hereof, the "Loan Agreement") among the undersigned and you. Capitalized terms not otherwise defined in this Letter Amendment have the same meanings as specified in the Loan Agreement.

               The Loan Agreement is, effective as of the date of this Letter Amendment, hereby amended as follows:

               (a)    Section 1.01 is amended as follows:

                      (i) Section 1.01 is amended by deleting the table
               beginning on the sixth line of the definition "Applicable LIBO Margin Rate" and substituting therefor the following table:

               "

- - ------------------------------------------------------------------------------
          Rating               Applicable LIBO       Applicable Commitment
       S&P/Moody's               Margin Rate               Fee Rate
- - ------------------------------------------------------------------------------
         A-1/P-1                       0.325%                      0.10%
- - ------------------------------------------------------------------------------
         A-2/P-2                       0.375%                      0.15%
- - ------------------------------------------------------------------------------
         A-3/P-3                       0.55%                       0.2125%
- - ------------------------------------------------------------------------------
           B/NP                        0.80%                       0.3125%
- - ------------------------------------------------------------------------------
     lower than B/NP                   0.90%                       0.3625%
       or not rated
- - ------------------------------------------------------------------------------


                                                                              ".


                      (ii) Section 1.01. is further amended by deleting the
               defined term "Robinson Family" and substituting therefor the following:

                             "Robinson Family" shall mean: Richard Robinson,
                      Barbara Robinson Buckland, Florence R. Ford, Mary Sue Robinson Morrill and William W. Robinson, the spouses and descendants of any of them, and any trust or estate whose legal representatives (or in the case of a Person with more than one legal representative, at least half of whose legal representatives) consist of one or more of the foregoing individuals, spouses and descendants; and the trusts respectively created under the will of Maurice R. Robinson and the will of Florence L. Robinson so long as at least half of their respective trustees continue to consist of one or more of the foregoing individuals, spouses and descendants."

               (b)    Section 2.04(g) is amended in full to read as follows:

                      "(g) After notice from the Agent during the continuance of an Event of Default under Section 7.01(c) prior to maturity, and at all times after the Maturity Date, the Loans shall bear additional interest (computed on the basis of actual number of days elapsed and a year of 365 days) on the unpaid principal balance of the Loans outstanding from time to time during such period(s) at a rate equal to two percent (2.00%) per annum, which amounts shall be payable by the Borrowers in addition to, and at the same times as, the regular interest payments on the Loans required pursuant to the preceding subsections of this Section, subject, however, to the maximum rate permitted by applicable law as provided in Section 2.10 hereof."

               (c)    Section 2.06(a) is amended in full to read as follows:

                      "Section 2.06. Commitment Fee; Agency Fee; Etc. (a) The
               Borrowers shall pay to the Agent (for the benefit of all of the Banks sharing in the Revolving Credit Loans) on the last Business Day of February, May, August and November of each year during the Revolving Credit Period, and on the last day of the Revolving Credit Period, in arrears, commencing on the first such date following the Effective Date, a fee respecting the availability of the Commitment (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of the actual number of days elapsed and a year of 365 days) of the average daily unadvanced portion of the Commitment during the three calendar month period then ending or portion thereof (with the Letters of Credit Amount being considered an advance under the Commitment)."

               (d)    Section 3.04(a)(ii) is amended in full to read as follows:

                      "(ii) any Material Document or any Corporate Document that would be reasonably likely to have a Material Adverse Effect".

               (e)    Section 6.01 is amended as follows:

                      (i) Section 6.01(a) is amended in full to read as follows:

                             "(a) The Borrowers shall maintain at all times a
                      Consolidated Debt Ratio of not more than 0.60:1; provided that during the first and second fiscal quarters of each fiscal year, the Borrowers shall maintain a Consolidated Debt Ratio of not more than 0.65:1."

                      (ii) Section 6.01(b) is amended in full to read as
               follows:

                             "(b) The Borrowers shall maintain as at the last
                      day of each of their fiscal quarters a Consolidated Interest Coverage Ratio of not less than 4.00:1."

               (f)    Section 6.02 is amended in full to read as follows:

                      "Section 6.02. Liens and Encumbrances. Neither Borrower
               shall, and the Borrowers shall not cause, suffer or permit any of the Subsidiaries, directly or indirectly: (a) to make, create, incur, assume or permit to exist any assignment, pledge, mortgage, security interest or other lien or encumbrance of any nature in, to or against any part of the assets or properties of either Borrower or any of the Subsidiaries; (b) to purchase or otherwise acquire any asset or property of any character subject to any of the foregoing encumbrances (including any conditional sale contract or other title retention agreement); (c) to assign, pledge or in any way transfer, restrict or encumber its right to receive any income or other distribution or proceeds from any part of the assets or properties of either Borrower or any of the Subsidiaries; (d) to enter into any sale-leaseback financing respecting any part of the assets or properties of either Borrower or any of the Subsidiaries; or (e) to offer or agree to or cause or assist the inception or continuation of any of the foregoing; provided, however, that the foregoing restrictions shall not prohibit the following to the extent otherwise not prohibited by this Agreement:

               (i) liens for taxes, assessments or other governmental charges, levies or claims not then required to be paid under Section 5.06 so long as any reserve has been established as required by that Section;

               (ii) liens of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not then required to be paid under Section 5.06 so long as any reserve has been established as required by that Section;

               (iii) liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, statutory obligations, social security legislation or rental or other security deposits, or for any purpose at the time required by law as a condition precedent to the transaction of business or the exercise of any of the privileges or licenses of either Borrower or any of the Subsidiaries, so long as the underlying obligations are not then required to be paid under Section 5.06 hereof and any reserve has been established as required by that Section;

               (iv) liens incurred in respect of judgments and awards discharged within 30 days from the making thereof or under review in an appropriate forum so long as enforcement thereof is effectively stayed;

               (v) security interests (including leases treated as security interests) in equipment or property purchased or leased so long as they respectively secure only the corresponding purchase money indebtedness or capitalized lease obligations;

               (vi) security interests (including leases treated as security interests) existing in assets or properties at the time of acquisition of such assets or properties, or the acquisition of the Person owning such assets or properties, so long as such security interests continue to encumber only such assets or properties;

               (vii) any security interests or liens on the ownership interest of the Borrowers or any Subsidiaries in the COLI Policies;

               (viii) any security interests and other liens and encumbrances granted from time to time to the Agent (for the benefit of all of the Banks);

               (ix) liens on accounts receivable and proceeds thereof arising solely in connection with the sale or other disposition of such accounts receivable pursuant to Section 6.03; and

               (x) currently existing liens and negative pledges that are disclosed in Schedule 3.10(a) hereto (other than those securing indebtedness being retired with the proceeds of the Loans or otherwise replaced by this Agreement), but those liens or pledges shall not be increased or extended to other indebtedness (but may be renewed or extended) unless otherwise permitted by the terms and provisions of this Agreement."

               (g)    Section 6.03 is amended in full to read as follows:

                      "Section 6.03. Sale or Disposition of Assets, Etc. Neither Borrower shall, and shall not cause, suffer or permit any of the Subsidiaries to, directly or indirectly, sell, lease, sublease, transfer, exchange or otherwise dispose of any part of the assets or properties of either Borrower or any of the Subsidiaries (individually or in a series of related transactions) (a) for less than the fair market value of such assets and properties or (b) involving assets and properties with an aggregate fair market value of more than $35,000,000, or offer or agree to do so, without the approval of Majority Banks; provided, however, that the Borrowers and the Subsidiaries may (i) sell inventory and equipment in the ordinary course of business without regard to this Section and (ii) sell or otherwise dispose of any accounts receivable of the Borrowers from time to time, for cash and at least equal to the fair value of such accounts receivable in the ordinary course of business of the Borrowers and their Subsidiaries."

               (h)    Section 6.04 is amended in full to read as follows:

                      "Section 6.04. Certain Fundamental Changes. Neither
               Borrower shall, and shall not cause, suffer or permit any of the Significant Subsidiaries (as applicable), directly or indirectly, to effect, enter into or offer or agree to: (a) any issuance, sale, transfer, pledge or other disposition or encumbrance of any equity securities issued by the Operating Company or any of the Significant Subsidiaries, or the issuance of any option, warrant or other right to acquire any such securities; (b) any capital reorganization or reclassification of the capital stock or other equity interests of either Borrower; (c) any transaction in which the equity interests of either Borrower prior to the transaction would be changed into or exchanged for different securities, whether of that or any other Person, or for any other assets or properties; (d) except as otherwise permitted by Section 6.03 hereof, any sale, lease, assignment, conveyance, spin-off or other transfer or disposition of all or any material part of the business or assets and properties of either Borrower or any Significant Subsidiary; (e) any merger, consolidation, dissolution, liquidation or winding up, provided, however, (i) any wholly-owned Subsidiary may merge into or consolidate with any other wholly-owned Subsidiary or either Borrower (so long as such Borrower is the survivor), and (ii) either Borrower may merge with any Person so long as such Borrower is the surviving corporation, no Default or Event of Default is then continuing or would result therefrom, with the various financial measurements and covenants set forth in Section 6.01 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of such merger, and any resulting acquisition is permitted under subsection (f) of this Section; (f) the acquisition or establishment of any new subsidiary or joint venture, or the acquisition of all or substantially all of the assets and properties of any other Person or any discrete division or other business unit thereof, provided, however, that, so long as no Default or Event of Default is then continuing or would result therefrom, with the various financial measurements and covenants set forth in Section 6.01 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of such acquisition, the Borrowers and the Subsidiaries may acquire all or substantially all of the assets and properties of, acquire an equity interest in, or enter into any new joint venture that is or will be (A) any Person whose assets and business are (or are to be) substantially similar to the assets and business of the Borrowers or the Subsidiaries on the date hereof and (B) any other Person so long as the aggregate fair market value of all such assets and properties acquired from such other Person (directly or indirectly through the acquisition of equity) does not (or will not) exceed $35,000,000; or (g) any material change in the character of the business of either Borrower or of the Borrowers and the subsidiaries taken as a whole, in each case as conducted on the date of this Agreement."

               (i)    Section 6.05 is amended in full to read as follows:

                      "Section 6.05. Distributions to Shareholders. Neither
               Borrower shall, and the Borrowers shall not cause, suffer or permit any of the Subsidiaries to, directly or indirectly: (a) declare or make any dividend, payment or other distribution of cash, assets or property with respect to any common or preferred stock issued by the Holding Company, whether now or hereafter outstanding; (b) redeem, purchase or otherwise acquire any common or preferred stock issued by the Holding Company or any option or other right to acquire any such securities (other than any redemption or repurchase of the Holding Company's outstanding 5% convertible subordinated debentures due August 15, 2005, as in effect on the date hereof, pursuant to the application of the change of control provision contained therein, or any substantially identical provision contained in any subsequent issuance of convertible debt); (c) covenant or otherwise arrange with any Person (other than the Banks in any Loan Instrument) to directly or indirectly limit or otherwise restrict any dividend, advance or other payment or distribution (whether of cash or otherwise); or (d) offer or agree to do any of the foregoing; provided, however, that the Holding Company may make any such dividend, payment or other distribution with respect to any equity securities issued by it, or redeem, purchase or otherwise acquire any equity securities issued by the Holding Company, so long as no Default or Event of Default is then continuing or would result therefrom, with the various financial measurements and covenants set forth in Section 6.01 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of the proposed dividend or other action, and the aggregate amount of such dividends or other actions in any fiscal year does not exceed 50% of the consolidated Net Income (adjusted to exclude any nonrecurring gains and losses) of the Borrowers and the Subsidiaries for the immediately preceding fiscal year."

               (j)    Section 7.01(f) is amended in full to read as follows:

                      "(f) any payment default of $2,000,000 or more shall occur under any instrument or agreement (other than a Loan Instrument) respecting any Debt of either Borrower or any of the Subsidiaries, or any such Debt of $5,000,000 or more in principal or notional amount shall be accelerated or otherwise become due or be required to be prepaid, repurchased or redeemed (other than pursuant to a regularly scheduled mandatory prepayment, repurchase or redemption or the application of the change of control provision contained in the Holding Company's outstanding 5% convertible subordinated debentures due August 15, 2005, as in effect on the date hereof, or any substantially identical provision contained in any subsequent issuance of debt) prior to its scheduled maturity, unless payment shall be made or action shall be taken within five (5) Business Days after such default in an amount or manner sufficient to cure it, provided that such payment or action will not result in a breach of any term or provision of this Agreement and the other Loan Instruments, with the various financial measurements and covenants set forth in
               Section 6.01 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of any such payment;"

               (k)    Section 9.14(f) is amended in full to read as follows:

                      "(f) Subject to the terms and provisions of this
               Agreement, each Bank from time to time may sell to one or more other financial institutions or institutional investors (other than the Borrowers or any of their Affiliates) a participation interest in all or an undivided portion of its rights, powers, privileges, remedies and interests under this Agreement and the other Loan Instruments, in any case with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed); provided that no Bank shall permit its direct or indirect participant to further assign or participate its interests hereunder. However, the sale or other transfer of a participation shall not reduce, shift or otherwise affect any of the agreements, duties, obligations or liabilities of the selling Bank under this Agreement or any other Loan Instrument, which shall continue in full force and effect and remain the sole responsibility of the selling Bank, and each such selling Bank agrees that it will not raise (and hereby expressly waives) any defense relating to any such participation. Furthermore, no Bank shall grant to any participant the right to approve any supplement to, modification, amendment, restatement or waiver of or departure from this Agreement or any other Loan Instrument other than with respect to any reduction in the principal of the Loans or in the calculation of interest or fees thereon, or any postponement of any date fixed for any payment of principal or interest or fees on the Loans, to the extent the participant has an interest in such Loans. The Agent and other Banks and the Borrowers may continue to deal directly and exclusively with any such selling Bank."

               This Letter Amendment shall become effective as of the date first above written when, and only when, on or before May 31, 1996, the Agent shall have received counterparts of this Letter Amendment executed by the undersigned and all of the Banks or, as to any of the Banks, advice satisfactory to the Agent that such Bank has executed this Letter Amendment. This Letter Amendment is subject to the provisions of Section 8.11 of the Loan Agreement.

               On and after the effectiveness of this Letter Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Loan Agreement, and each reference in the Notes and each of the other Loan Instruments to "the Loan Agreement", "thereunder", "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Letter Amendment.

               The Loan Agreement, the Notes and each of the other Loan Instruments, as specifically amended by this Letter Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Agent under any of the Loan Instruments, nor constitute a waiver of any provision of any of the Loan Instruments.

               If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning at least three counterparts of this Letter Amendment to Citibank, N.A., 399 Park Avenue, New York, NY 10043, Attn:
Heidi McKibben.

               This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

               This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                                Very truly yours,

                                SCHOLASTIC CORPORATION

                                By: KEVIN McENERY
                                    ______________________________________
                                    Name:   Kevin McEnery
                                    Title:  Executive Vice President and
                                            Chief Financial Officer

                                 SCHOLASTIC INC.



                                 By: KEVIN McENERY
                                    ______________________________________
                                    Name:  Kevin McEnery
                                    Title: Executive Vice President and
                                           Chief Financial Officer

Agreed as of the date first above written:

CITIBANK, N.A., as Agent



By: THOMAS D. STOTT
    ______________________________
    Name:  Thomas D. Stott
    Title: Vice President

BANKS
- - -----

CITIBANK, N.A.



By: THOMAS D. STOTT
    ______________________________
    Name:  Thomas D. Stott
    Title: Vice President

THE CHASE MANHATTAN BANK, N.A.



By: GASPARE GALANTE Jr.
    ______________________________
    Name:  Gaspare Galante Jr.
    Title: Second Vice President

THE FIRST NATIONAL BANK OF BOSTON



By: JULIE V. JALELIAN
    ______________________________
    Name:  Julie V. Jalelian
    Title: Assistant Vice President

MARINE MIDLAND BANK



By: WILLIAM M. HOLLAND
    ______________________________
    Name:  William M. Holland
    Title: Vice President

UNITED JERSEY BANK



By: LAWRENCE F. ZEMA
    ______________________________
    Name:  Lawrence F. Zema
    Title: Vice President & Regional Manager